Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Kate de Santis
Sucampo Pharmaceuticals, Inc.
240-223-3834
Or
John Woolford
Westwicke Partners, LLC
443-213-0506
john.woolford@westwickepartners.com
Sucampo Names Stanley G. Miele Head of Sales & Marketing
Brad E. Fackler to Leave Sucampo
Bethesda, Md, October 16, 2008 – Sucampo Pharmaceuticals, Inc. (NASDAQ: SCMP) today announced the promotion of Stanley G. Miele to Senior Vice President, Sales & Marketing, effective October 13, 2008. Mr. Miele will report directly to Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman and Chief Executive Officer, and will be responsible for Sucampo’s Sales & Marketing, as well as its Business Development, efforts.
Dr. Ueno said, “We are very pleased to select Stan to head Sucampo’s Sales & Marketing and Business Development efforts. His implementation of a device-based marketing and selling strategy has been key to our success in the long-term care pharmaceutical setting. During his tenure here at Sucampo, Stan demonstrated his ability to lead the team and drive sales growth. His strong implementation skills and leadership capabilities have contributed to Sucampo’s presence in the Long Term Care and Geriatric market, which is reflected in being ranked as a top 20 pharmaceutical company in promoting to the U.S. nursing home market in a Spring 2007 Verispan survey.1”
Mr. Miele has over eighteen years of sales and marketing experience in the pharmaceutical and medical device industries. He joined Sucampo in February 2006 as Director, National Sales and was promoted to Vice President, Sales in October 2007. During that time, he worked with senior management to hire and train a 38-person sales force that sells AMITIZA® into the Long-Term Care and Hospital segments of the U.S. constipation market. Sucampo co-markets AMITIZA with Takeda Pharmaceutical North America. Prior to joining Sucampo, Mr. Miele managed a national level team of specialty sales representatives and engineering consultants that sold and marketed blood gas analyzers and point of care diagnostic equipment used in acute-care areas within hospitals. Prior to that, Mr. Miele held a series of positions at Millennium Pharmaceuticals (and COR Therapeutics prior to its acquisition by Millennium) including

National Sales Director, Cardiology where he was responsible for managing the overall hospital-based cardiovascular sales function. This position included the promotion and marketing of Integrilin, for which he assisted in the design of marketing materials and the launch of an office-based cardiovascular sales team. Previously, Mr. Miele was a Division Sales Representative with Abbott Labs’ Hospital Products Division, of Abbott Park, Illinois, and a Sales Representative for Syntex Labs, of Palo Alto, California. Mr. Miele earned a B.A. in Management/Communications from the University of Dayton.
Sucampo Pharmaceuticals today also announced that Brad E. Fackler, Executive Vice President, Commercial Operations, will leave the organization. He has agreed to remain at Sucampo for a period of time to assist in the transition of responsibilities.
Dr. Ueno said, “Brad Fackler has been instrumental in Sucampo’s evolution from a research and development organization into a commercial company selling an F.D.A. approved product. He played a key role in AMITITZA’s launch through the selection of the Long-Term Care market segment, as a strategic focus for Sucampo’s sales and marketing efforts.”
About Sucampo Pharmaceuticals, Inc.
Sucampo Pharmaceuticals, Inc., a biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and Advisor, International Business Development.
Sucampo Pharmaceuticals is marketing AMITIZA® (lubiprostone) 24 mcg in the U.S. for Chronic Idiopathic Constipation in adults and AMITIZA 8 mcg in the U.S. to treat Irritable Bowel Syndrome with Constipation in adult women. Sucampo is also is developing the drug for additional gastrointestinal disorders with large potential markets. In addition, Sucampo Pharmaceuticals has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals has two wholly owned subsidiaries: Sucampo Pharma Europe, Ltd., headquartered in Oxford, UK, with a branch office in Basel, Switzerland, and Sucampo Pharma, Ltd., located in Tokyo and Osaka, Japan. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com
AMITIZA® is a registered trademark of Sucampo Pharmaceuticals, Inc.
Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors described in Sucampo Pharmaceuticals’

filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2007 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.
Footnote:
1. Source: Verispan Spring 2007 Nursing Home Provider Survey.
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